Exhibit 5.6

44th Floor	Tel 416 863 0900
1 First Canadian Place	Fax 416 863 0871
Toronto Canada M5X 1B1	www.dwpv.com

June 14, 2006

Williams Scotsman, Inc.
8211 Town Center Drive
Baltimore, MD, USA  21236

-and-

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY, USA 10019-6064

Dear Sirs:

Registration Statement on Form S-4 in Connection with the Exchange
Offer for 8½% Senior Notes of Williams Scotsman, Inc. Due 2015

As local counsel to Williams Scotsman of Canada, Inc. (the “Guarantor”), we have been requested to render our opinion in connection with the above-captioned registration statement on form S-4 (the “Registration Statement”) to be filed on the date hereof by Williams Scotsman, Inc., Williams Scotsman International, Inc., the Guarantor, Space Master International, Inc., Evergreen Mobile Company, Truck & Trailer Sales, Inc., and Willscot Equipment, LLC with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), and the rules and regulations under the Act.

                In our capacity as counsel to the Guarantor, we have examined originals, conformed copies or photocopies, certified or otherwise identified to our satisfaction, of the following documents:

(i)          the Registration Statement;

(ii)                          the indenture dated as of September 29, 2005 and included as Exhibit 4.2 to the Registration Statement (the “Indenture”);

(iii)                       the registration rights agreement dated September 29, 2005 and included as Exhibit 4.3 to the Registration Statement and the registration rights agreement dated as of April 18, 2006 and included as Exhibit 4.5 to the Registration Statement (collectively with the Registration Statement and Indenture, the “Documents”); and

(iv)                      the form of guarantee as set out in Exhibit E of the Indenture, proposed to be executed by the Guarantor in connection with the offering of exchange notes pursuant to the Registration Statement (the “Guarantee”).

We have also examined the unanimous shareholder agreement, dated November 29, 1998, executed by Williams Scotsman, Inc. in respect of the Guarantor (the “USA”), a certificate of an officer of the Guarantor (the “Officer’s Certificate”), such corporate records of the Guarantor and certificates of public officials and others and originals, copies or facsimiles of such other agreements, instruments, certificates and documents as we have deemed necessary or advisable as a basis for the opinions expressed below.  In particular, as to certain matters of fact relevant to the opinions expressed below, we have relied, without any independent investigation, exclusively on the following documents:

(a)                                  copies of the articles of incorporation and by-laws of the Guarantor, certified to us by an officer of the Guarantor as being complete and in full force and effect as of the date of this opinion, copies of which have been provided to you;

(b)                                 a certificate of status dated the date hereof with respect to the Guarantor issued by the Ontario Ministry of Consumer and Business Services; and

(c)                                  the Officer’s Certificate, a copy of which has been provided to you.

For the purposes of the opinions expressed below, we have, without independent investigation or verification, assumed:

(a)                                  the genuineness of all signatures, the legal capacity of natural persons, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or true copies or as reproductions, including transmission by facsimile machines, and the authenticity of all of the originals of such copies;

(b)                                 that there have been no erroneous statements of fact made in any certificates of public officials and we have relied on the completeness and accuracy of the public records and the currency of the information contained therein as of the dates indicated therein, although such records are known on occasion to contain errors and to be otherwise incomplete; and

(c)                                  that the Documents have been duly authorized, executed and delivered by and constitute legal, valid, and binding obligation of each party thereto other than the Guarantor, enforceable against such party in accordance with their terms.

No opinion is expressed as to the enforceability of the Documents.

The opinions expressed below are limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein, in each case, in force as at the date hereof (collectively, “Applicable Laws”).

Based and relying upon and subject to the foregoing, we are of the opinion that:

1.                                                                                       The Guarantor is incorporated and existing under the laws of the Province of Ontario.

2.                                                                                       The Guarantor has all necessary corporate power and authority to execute and deliver the Documents and the Guarantee and to perform its obligations thereunder.

3.                                                                                       The execution and delivery by the Guarantor of the Documents and the Guarantee and the performance of its obligations thereunder has been duly authorized by all necessary corporate action on the part of the Guarantor.

4.                                                                                       The execution and delivery by the Guarantor of the Documents and the Guarantee as of the date hereof, and the performance by it of its obligations thereunder, would not contravene, result in a breach of or constitute a default under (i) the articles or by-laws of the Guarantor, (ii) the USA, or (iii) any Applicable Laws.

5.                                                                                       The Documents have been duly executed and delivered by the Guarantor.

____________________________

This opinion is provided solely for the benefit of the addressees in connection with the Registration Statement and may not be used, relied upon or referred to by the addressees for any other purpose or by any other person for any purpose whatsoever, in each case, without our prior written consent; except that we consent to the filing and use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement.

Yours very truly,

/s/ Davies Ward Phillips & Vineberg LLP